Exhibit 10.2

INTELLIGENT BIO SOLUTIONS INC.

2019 LONG TERM INCENTIVE PLAN

2026 RESTRICTED STOCK AWARD AGREEMENT

The employee identified below (the “Employee”) has been selected to participate in the Intelligent Bio Solutions, Inc. 2019 Long Term Incentive Plan (the “Plan”), and has been granted a Restricted Stock Award (“Award”) as outlined below:

Employee:
Grant Date:
Number of Shares Subject to Award:

Date of End of Restriction Period:	Number of Award Shares Vesting

The 48-month anniversary of the Grant Date	[Number of Shares Vesting]

This Agreement, effective as of the Grant Date set forth above, is between Intelligent Bio Solutions, Inc. (the “Company”), and the Employee. The parties hereto agree as follows:

The Plan (including any applicable sub-plans incorporated thereunder) provides a complete description of the terms and conditions governing the Award. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. A copy of the Plan is attached hereto and the terms of the Plan are hereby incorporated by reference.

1. Grant of Restricted Stock. Subject to the provisions set forth herein and the terms and conditions of the Plan, and in consideration of the agreements of the Employee herein provided, the Company hereby grants to the Employee the number of Shares set forth above. The Employee acknowledges and agrees that the par value of the Shares issuable pursuant to this Agreement shall be deemed fully paid and satisfied by the Employee’s past services rendered to the Company prior to the date of this Agreement.

2. Acceptance by Employee. The receipt of the Award is conditioned upon the acceptance of this Agreement by the Employee.

3. Shares. The Company may issue stock certificates or evidence the Employee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the restrictions lapse in accordance with Sections 5 through 7 below.

4. Limitations on Transfer.

(a) None of the Shares subject to the Award (“Award Shares”) shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Employee (or his estate or personal representative, as the case may be), until such restrictions lapse in accordance with Sections 5 through 7 below.

(b) In addition to restrictions set forth in Section 4(a), any sale, transfer or other disposition of the Shares shall be subject to compliance with the Company’s Insider Trading Policy. The Policy requires that any transaction in Company Common Stock receive pre-clearance approval by the Company’s designated Compliance Officer.

(c) To the extent applicable to the Employee, the Award Shares may also remain subject to additional transfer restrictions set forth in the Plan beyond the date that the restrictions in Section 4(a) lapse.

5. Lapse of Restrictions. The restrictions set forth in Section 4(a) above shall lapse with respect to a number of the Award Shares on the last day of the applicable Restriction Period as set forth above, subject to the Employee remaining in employment or service of the Company or a subsidiary or affiliate thereof through the applicable date.

6. Death or Disability. To the extent the restrictions set forth in Section 4(a) above have not lapsed in accordance with Section 5 above, in the event that the Employee’s employment or service with the Company and all subsidiaries and affiliates terminates due to the Employee’s death or Disability, such restrictions shall lapse with respect to a number of Award Shares determined by multiplying the number of Award Shares by a fraction, the numerator of which is the number of full months that have elapsed from the Grant Date to the termination of employment and the denominator of which is the number of full months in the Restriction Period. Except as otherwise determined by the Committee, Award Shares with respect to which restrictions do not lapse on the Employee’s death or Disability shall be forfeited to the Company automatically for no consideration.

7. Retirement. To the extent the restrictions set forth in Section 4(a) above have not lapsed in accordance with Section 5 above, in the event that (i) the Employee voluntarily retires from employment and service with the Company and its subsidiaries and affiliates (the date of such retirement the “Retirement Date”), (ii) the Employee’s age plus full years of service with the Company and its subsidiaries and affiliates as of the Retirement Date is equal to 70 or more, and (iii) the Company has not terminated the Employee’s employment for Cause and no such reason to terminate for Cause exists as of the Retirement Date, the restrictions shall lapse with respect to 100% of the unvested Award Shares on the Retirement Date. For purposes of this Agreement, “Cause” shall mean, any of the following with respect to the Employee: (i) a conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of their employment or service with the Company; (iii) repeated failure to perform assigned duties in a manner consistent with the Company’s expectations after receiving written notice of such failure and a reasonable opportunity to cure such failure; or (iv) any material violation of Company policies which is detrimental to the Company.

8. Forfeiture. Except as provided in Section 6 and 7 and unless otherwise determined by the Committee, the Award Shares shall be automatically forfeited to the Company for no consideration upon the Employee’s termination of employment with the Company and all subsidiaries and affiliates for any reason other than the Employee’s death or Disability (as described in Section 6 above) or retirement (as described in Section 7 above) that occurs prior to the date the restrictions lapse as provided in Section 5 above. The foregoing provisions of this Section 8 shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Employee and the Company, and the provisions in such employment or severance agreement concerning the lapse of restrictions of an Award shall supersede any inconsistent or contrary provision of this Section 8.

9. Rights as Stockholder. As the holder of the Award Shares, the Employee is entitled to all of the rights of a stockholder of the Company with respect to any of the Award Shares, when issued, including, but not limited to, the right to receive dividends declared and payable since the Grant Date; provided, however, that such dividends shall be accumulated and held by the Company until the restrictions with respect to the underlying Award Shares lapse as described in Section 5, or if earlier, as described in Section 6 or Section 7, at which time such accumulated dividends shall be paid to the Employee in cash. Any accumulated or unpaid dividends relating to Award Shares that are forfeited shall also be forfeited.

10. Tax Obligations. To the extent not paid by the Company, the Employee shall be responsible for all tax obligations arising in connection with his Award and has been advised to consult a tax or financial advisor with respect to such obligations. The Company has the authority to make all applicable tax withholdings and deductions necessary to satisfy applicable law as the Company determines in its sole discretion. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO THE EMPLOYEE REGARDING THE TAX CONSEQUENCES OF THE GRANT OF THE AWARD SHARES SUBJECT TO THIS AGREEMENT.

11. No Guarantee of Employment. Nothing in this Agreement shall confer on the Employee any right to be or to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of the Employee at any time for any reason or no reason.

12. Committee Determinations. The Committee shall have full discretionary authority to make all determinations concerning the rights to benefits under the Plan and this Agreement. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all parties, including the Company, its stockholders, the Employee, and the Employee’s beneficiaries and estate.

13. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall be as defined in the Plan.

14. Legend. The Company may, in its discretion, place a legend or legends on any electronic shares or certificates representing Award Shares issued to the Employee that the Company believes is required to comply with any law or regulation.

15. Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement.

16. Counterparts. This Agreement may be executed electronically and delivered by electronic means, including via electronic mail or any other electronic means complying with the U.S. federal ESIGN Act of 2000, as amended (e.g., www.DocuSign.com) or by any other reasonable transmission method and any copy of this Agreement so executed or delivered, in one or more counterparts, and by the different parties in separate counterparts, shall be deemed to be an original but all of which taken together shall constitute one and the same instrument, and shall be deemed to have been duly and validly delivered and to be valid and effective for all purposes.

17. Recoupment. Notwithstanding any other provisions of this Agreement, the Company shall have the right to seek recoupment of all or any portion of the Award (including by forfeiture of any outstanding Award Shares or by the Employee’s remittance to the Company of Award Shares pursuant to which the restrictions previously lapsed or of a cash payment equal to Award Shares pursuant to which the restrictions previously lapsed) in accordance with and pursuant to any Company recoupment policy in effect from time to time. The value with respect to which such recoupment is sought shall be determined by the Company in its sole discretion. The Company shall be entitled, as permitted by applicable law, to deduct the amount of such payment from any amounts the Company may owe to the Employee.

18. Country-Specific Appendix. Notwithstanding any provisions in this Award Agreement or the Plan, this Award shall be subject to such special terms and conditions set forth in Appendix A attached hereto, which shall be considered part of this Agreement.

Intelligent Bio Solutions Inc.

By:	Dated:

Name:

Title:

Agreed and Accepted:

By:	Dated:

Print Name:

APPENDIX A

INTELLIGENT BIO SOLUTIONS INC. 2019 LONG TERM INCENTIVE PLAN

Appendix to Restricted Stock Agreement

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Award granted to the Employee under the Plan if the Employee resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Restricted Stock Agreement (the “Agreement”) to which this Appendix is attached.

If the Employee is a citizen or resident of a country other than the one in which the Employee is currently working and/or residing, transfer to another country after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to the Employee.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax, and certain other issues of which the Employee should be aware with respect to participation in the Plan. The information is provided solely for the Employee’s convenience and is based on the securities, exchange control, tax, and other laws in effect in the respective countries. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information noted herein as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date by the time the Employee vests in the Award or sells any Shares

In addition, the information contained in this Appendix is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee is hereby advised to seek appropriate professional advice as to how the applicable laws in the Employee’s country may apply to the Employee’s situation.

Finally, if the Employee is a citizen or resident of a country other than the one in which the Employee is currently residing and/or working, transfers to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Employee in the same manner.

TERMS AND CONDITIONS APPLICABLE TO NON-U.S. EMPLOYEES

In accepting this Award, the Employee acknowledges, understands and agrees to the following:

1. Data Privacy Information. The Company is located at 135 West, 41st Street, 5th Floor, New York, New York 10036, and grants Awards to employees of the Company and its subsidiaries, at the Company’s sole discretion. To participate in the Plan, the Employee must review the following information about the Company’s data processing practices.

Data Collection and Usage. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in the Agreement by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

Data Processing. The Employee understands that the Company holds certain personal information about the Employee, including, without limitation, the Employee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any Shares or directorships held in the Company, details of all Awards or other entitlements to Shares, granted, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Stock Plan Administration, Data Transfer, Retention and Data Subject Rights. The Employee understands that the Data may be transferred to third parties, which are assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of the Data may be located in the Employee’s country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Employee’s country of work and/or residence. The Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke their consent, the Employee’s employment will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee the Award or other equity awards or administer or maintain such awards. Therefore, the Employee’s understand that refusal or withdrawal of consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.

2. Insider Trading Restrictions/Market Abuse Laws. The Employee acknowledges that, depending on the Employee’s country, the Employee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Employee’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares or rights to Shares, or rights linked to the value of Shares during such times as the Employee is considered to have “inside information” regarding the Company (as defined by applicable laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Employee before possessing the inside information. Furthermore, the Employee may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any applicable restrictions, and the Employee should speak to their personal advisor on this matter.

3. Language. The Employee acknowledges that the Employee is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Employee to understand the terms and conditions of this Agreement. Furthermore, if the Employee has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

4. Foreign Asset/Account Tax Reporting Requirements. The Employee acknowledges that there may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect the Employee’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including any proceeds arising from the sale of Shares or the payment of any cash dividends on the Shares) in a bank or brokerage account outside the Employee’s country. Applicable laws may require that the Employee report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Employee’s country through a designated bank or broker within a certain time after receipt. It is the Employee’s responsibility to be compliant with such regulations and the Employee should speak with the Employee’s personal advisor on this matter.

5. Additional Acknowledgments and Agreements. In accepting this Award, the Employee also acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, (and voluntarily participated in by Employee) it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Award grant and the Employee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or a subsidiary of the Company, and shall not interfere with the ability of the Company or a Company subsidiary, as applicable, to terminate the Employee’s employment or service relationship at any time;

(c) the Award and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(d) the Award and the income from and value of same, are an extraordinary item of compensation outside the scope of the Employee’s employment or service contract, if any, and is not to be considered part of the Employee’s normal or expected compensation for any purpose, including but not limited to calculating severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(e) the future value of the Shares underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(f) neither the Company, nor any Company subsidiary shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Award or the subsequent sale of any Shares underlying the Award.

This Appendix also includes the following additional terms and conditions that govern the Award granted to Employee under the Plan if the Employee works or resides in one of the countries listed below:

AUSTRALIA

Terms and Conditions

Securities Law Notice. This offer of the Award Shares is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Awards granted under the Plan, such that the Award is intended to be subject to deferred taxation.

Exchange Control Notification. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. If there is an Australian bank assisting with the transaction, the Australian bank will file the report for the Employee. If there is no Australian bank involved in the transaction, the Employee must file the report.

UNITED KINGDOM

Terms and Conditions

Tax Responsibility and Satisfaction. The following provision supplements Section 10 of the Agreement:

Income tax and national insurance contributions may arise on grant of or vesting (or any other dealing in) the Award, and the Employee agrees as a condition of exercise of the grant and/or vesting of the Award to satisfy any such tax liability, including the Employee’s primary Class 1 and the Company or applicable Company Subsidiary’s secondary Class 1 national insurance contributions (“NICs”) arising on grant and/or vesting of the Award for which the Company or applicable Company subsidiary is required to account to HM Revenue and Customs (“HMRC”). It is a condition of the grant of or vesting of the Award that, if required by the Company or any Company subsidiary, the Employee enter into such arrangements as the Company or applicable Company subsidiary may require for satisfaction of such tax liabilities. The Employee acknowledges that the Employee may be required as a condition of grant and vesting of the Award to enter into a joint election whereby the Company or applicable Company subsidiary’s liability for NICs is transferred to the Employee on terms set out in the election and approved by HMRC.

Without limitation to the Agreement, the Employee agrees that he or she is responsible for all tax liabilities with respect to the Award or relating to the Award or the Shares underlying thereof and hereby covenant to pay all such tax liabilities, as and when requested by the Company or by a Company subsidiary or by HMRC (or any other tax authority or any other relevant authority). The Employee also agrees to indemnify and keep indemnified the Company and its subsidiaries against any tax liability they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Employee’s behalf.

Notwithstanding the foregoing, if the Employee is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Employee understands that he or she may not be able to indemnify the Company for the amount of any withholding obligation for tax liability not collected from or paid by the Employee, in case the indemnification could be considered to be a loan. In this case, taxes not collected or paid may constitute a benefit to the Employee on which additional income tax and NICs may be payable. The Employee understands that the Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or applicable Company subsidiary (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be obtained from the Employee by any of the means referred to the Agreement and the Plan.